                                                                      EXHIBIT
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                         HONEYWELL INC. AND SUBSIDIARIES
            COMBINED WITH PROPORTIONAL SHARES OF 50% OWNED COMPANIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

(Dollars in Millions)
                                                  Nine Months Ended
                                                  September 28, 1997
                                                  ------------------

Income before Income Taxes.........................   $443.95

Deduct:
   Equity income (loss)............................      7.95
                                                      -------

   Subtotal........................................    436.00

Add (deduct):
   Dividends from less than 50% owned companies....      1.46
   Proportional share of income (loss) before
     income taxes of 50% owned companies...........     (0.02)
                                                      -------

Adjusted income....................................    437.44
                                                      -------

Fixed Charges
   Interest on indebtedness........................     75.59
   Amortization of debt expense....................      1.09
   Interest portion of rent expense................     40.42
                                                      -------

Total Fixed Charges................................    117.10
                                                      -------

Total Available Income.............................   $554.54
                                                      =======

Ratio of Earnings to Fixed Charges.................      4.74
                                                      =======

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